QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 24, 2004

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Exact name of registrant as specified in its charter)

MARYLAND	1-13232	84-1259577
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4582 SOUTH ULSTER STREET PARKWAY
SUITE 1100, DENVER, CO 80237
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (303) 757-8101

NOT APPLICABLE
(Former name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

        On February 24, 2004, Apartment Investment and Management Company ("Aimco"), completed the purchase of 287,272 shares of Aimco's Class A Common Stock, par value $0.01 per share, from the representatives of the plaintiff class (the "Plaintiffs") in the previously disclosed litigation known as the In Re Real Estate Associates Limited Partnership Litigation (the "REAL Litigation"). Aimco was not a party to the REAL Litigation.

        Aimco paid in cash an aggregate of $9,077,795.20 to the representatives of the Plaintiffs for the shares, or $31.60 per share. Because the Plaintiffs were holders of record on the record date, the Plaintiffs will receive the dividend of $0.60 per share on the Class A Common Stock that will be paid on February 27, 2004, for an aggregate dividend payment on the repurchased shares of $172,363.20.

        The Plaintiffs received these shares from affiliates of Alan I. Casden on December 30, 2003 pursuant to the previously disclosed Stipulation of Settlement with the Plaintiffs and their counsel relating to the REAL Litigation and the previously disclosed Settlement Agreement with the prior shareholders of Casden Properties, Inc., National Partnership Investments Corp. and Aimco.

        In addition to this privately negotiated purchase, on February 18, 19 and 24, 2004, Aimco purchased on the open market shares of Aimco's Class A Common Stock in an amount equal to 30,000, 60,000 and 20,000 shares, respectively, at an average price per share of approximately $32.03, $32.17 and $31.26, respectively.

        Immediately after their purchase, all of these shares became authorized but no longer issued and outstanding capital stock of Aimco.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        Dated: February 25, 2004

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ PAUL J. MCAULIFFE Paul J. McAuliffe Executive Vice President and Chief Financial Officer

QuickLinks

  ITEM 5. OTHER EVENTS
SIGNATURE